Exhibit 99.1

NEWS

Contact:	Media:	Investment Community:	Shareholder Inquiries:	Media Information Center:
	Glenn Ray	Equity: Raj Modi	1.800.555.5259 or	1.800.665.1515 or
	1.313.594.4410	1.313.323.8221	1.313.845.8540	1.313.621.0504
Fixed Income:
Dan Gardetto
1.313.621.0881
	gray2@ford.com	fordir@ford.com	stockinf@ford.com	media@ford.com

IMMEDIATE RELEASE

FORD ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

•	Net income of 15 cents per share, or $266 million.

•	Earnings from continuing operations of 28 cents per share, excluding special items.

•	Financial Services sector pre-tax profit of $1.4 billion, up $394 million from a year ago.

•	Full-year earnings guidance increases to a range of $2.00 to $2.05 per share from continuing operations, excluding special items.

DEARBORN, Mich., Oct. 19 — Ford Motor Company [NYSE: F] today reported net income of 15 cents per share, or $266 million, for the third quarter of 2004. This compares with a net loss of 1 cent per share, or $25 million, in the third quarter of 2003.

Ford’s third-quarter earnings from continuing operations, excluding special items, were 28 cents per share, or $537 million.

Ford’s total sales and revenue in the third quarter rose to $39 billion from $36.7 billion in the year-ago period.

    Go to http://media.ford.com for news releases and high-resolution photographs.

“I’m very proud of what our team has accomplished,” said Bill Ford, chairman and chief executive officer. “We’ve made solid progress in the last two and a half years and we’re building momentum. We’re not going to let up on our efforts to raise our quality, lower our costs, or improve on the fundamentals of our business, and we’ll continue the biggest product roll-out in our company’s history.”

New Ford Motor Company products now on the road around the world include the all-new Ford Mustang, Ford GT, Ford Five Hundred, Ford Freestyle, and the redesigned F-Series Super Duty; the all-new Mercury Montego and Mercury Mariner; the all-new Ford Escape Hybrid — the world’s only hybrid SUV; the redesigned Ford Focus in Europe and Asia; the Land Rover LR3; the Volvo S40 and V50; and the long wheelbase Jaguar XJ. These new products are part of an unprecedented roll-out of new vehicles that will continue in 2005.

AUTOMOTIVE SECTOR
 On a pre-tax basis, excluding special items of $64 million, worldwide automotive losses in the third quarter were $609 million, a deterioration of $61 million from the same period a year ago. The special items included a $23 million charge for restructuring at Jaguar, and $41 million in North America related to the revaluation of Ford’s investment in Ballard Power Systems [NASDAQ: BLDP; TSX: BLD], a leading fuel cell manufacturer.

Worldwide automotive sales for the third quarter rose to $32.8 billion from $30.2 billion in the same period last year. Worldwide vehicle-unit sales in the quarter were 1,508,000, up from 1,423,000 a year ago.

Automotive cash, marketable securities, loaned securities and short-term Voluntary Employee Beneficiary Association (VEBA) assets on September 30, 2004 were $23.4 billion, down from $26.9 billion at the end of the second quarter, reflecting seasonal changes in operating cash flow, as well as additional funding of retiree health care liabilities.

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THE AMERICAS
 For the third quarter, the Americas reported a pre-tax loss of $422 million, excluding special items, down $288 million from the $134 million loss in the same period a year ago.

North America: In the third quarter, Ford’s North America automotive operations reported a loss of $481 million, excluding special items, down $373 million from a year ago. The decrease primarily reflected unfavorable currency exchange rates and lower production volumes. Sales were $18.1 billion, up from $17.9 billion in the same period a year ago.

South America: Ford’s South America operations reported a third-quarter pre-tax profit of $59 million, an $85 million improvement from the 2003 third quarter. The improvement primarily reflected higher volume and pricing, partially offset by higher material costs. Sales improved to $784 million from $489 million in the same period a year ago.

FORD EUROPE AND PREMIER AUTOMOTIVE GROUP (PAG)
 The 2004 third-quarter combined pre-tax loss for Ford Europe and PAG was $204 million, excluding special items, compared with a loss of $424 million for the year-ago period, a year-over-year improvement of $220 million.

Ford Europe: Ford Europe’s third quarter pre-tax loss was $33 million, compared with a pre-tax loss of $400 million, excluding special items, during the 2003 period. The improvement of $367 million primarily reflected higher sales volume and improved cost performance. Ford Europe’s sales in the third quarter increased to $5.9 billion, compared with $4.6 billion during the third quarter of 2003.

Premier Automotive Group: PAG reported a pre-tax loss of $171 million for the third quarter, excluding special items, compared with a pre-tax loss of $24 million for the third quarter of 2003. The decline in results primarily reflected vehicle launch costs, particularly at Land Rover, and unfavorable currency exchange rates. Third-quarter sales for PAG were $6.1 billion, compared with $5.6 billion a year ago.

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FORD ASIA-PACIFIC/AFRICA AND MAZDA
 The 2004 third-quarter combined pre-tax profit for Ford Asia-Pacific/Africa and Mazda was $48 million, compared with $8 million for the year-ago period, a year-over-year improvement of $40 million.

Ford Asia-Pacific/Africa: For the third quarter of 2004, Ford Asia-Pacific/Africa reported a pre-tax profit of $35 million, an improvement of $32 million from the same period a year ago. The improvement primarily reflected favorable currency exchange rates. Sales rose to $1.9 billion, compared with $1.6 billion during the third quarter of 2003.

Mazda: During the third quarter of 2004, Ford’s share of the pre-tax profit of Mazda and associated operations was $13 million, compared with $5 million a year ago.

FORD MOTOR CREDIT COMPANY

Ford Motor Credit Company reported net income of $734 million in the third quarter of 2004, up $230 million from $504 million a year earlier. On a pre-tax basis from continuing operations, Ford Motor Credit earned $1.2 billion in the third quarter, compared with $808 million in the previous year. The increase in earnings primarily reflected improved credit loss performance and leasing results.

HERTZ
 Hertz reported a pre-tax profit of $249 million in the third quarter compared with a $186 million profit during the same period a year ago. The improvement primarily reflected higher rental car volume in the leisure and commercial segments, and higher profit from the disposal of used vehicles and equipment. The improvements were partially offset by lower pricing in car rental markets, due to the highly competitive environment, as well as higher costs.

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OUTLOOK
 “Overall, we had a good third quarter,” said Don Leclair, group vice president and chief financial officer. “We are on track to deliver this year’s milestone of $1 billion in automotive pre-tax profits, excluding special items. Our results show continued strong performance in Financial Services and continuing improvement in North American revenue, even though the market remains difficult. New products in the fourth quarter should improve our U.S. market share, and we’re making good progress in Europe. In addition, South America, Asia-Pacific/Africa, and Mazda were all profitable.”

As a result, Ford increased its 2004 full-year earnings guidance to a range of $2.00 to $2.05 per share from continuing operations, excluding special items. The increase from prior guidance of $1.90 to $2.00 per share primarily reflects the strong performance of the company’s Financial Services sector. Special items, which are presently estimated to reduce full-year earnings by 13 cents per share, are expected to consist primarily of the restructuring and revaluation of the company’s investment in Ballard, and restructuring actions at Jaguar and Ford Europe.

Investors and news media can hear Don Leclair review Ford’s third-quarter financial results via conference call at 800-599-9795 (617-786-2905 for international dial-in) with a verbal passcode of “Ford Earnings Call” or on the Internet at www.shareholder.ford.com. Supporting presentation material will be available the same internet address. The presentation will begin at 9:00 a.m. ET, October 19.

Representatives of the investment community and news media participating by teleconference will have an opportunity to ask questions following Leclair’s presentation.

Replays of the call will be available through October 26, by dialing 888-286-8010 with passcode 29481628. The international access number for the replay is 617-801-6888 with the same passcode as above. Replays also are available at www.shareholder.ford.com.

    Go to http://media.ford.com for news releases and high-resolution photographs.

Treasurer Malcolm Macdonald, Controller Jim Gouin, and Ford Motor Credit Company CFO and Vice Chairman Dave Cosper will host a conference call for fixed income analysts at 11 a.m. ET on Tuesday, October 19. The dial-in number for the call is 800-599-9795. (International dial-in is 617-786-2905.) The passcode for both numbers is a verbal response of “Ford Fixed Income.”

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures and distributes automobiles in 200 markets across six continents. With more than 326,000 employees worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company and Hertz.

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SAFE HARBOR
 Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of materials;

•	work stoppages at Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	changes in interest rates;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in any significant market;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	credit rating downgrades;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.

    Go to http://media.ford.com for news releases and high-resolution photographs.